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CERTAIN CONFIDENTIAL INFORAMTION CONTAINED IN THIS DOCUMENT, MARKED BY
BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 406 OF THE SECURITIES ACT OF 1933, AS AMENDED.


                                                             EXHIBIT 10.7


                    COLLABORATIVE RESEARCH AND LICENSE AGREEMENT

     THIS COLLABORATIVE RESEARCH AND LICENSE AGREEMENT ("the Agreement") is entered into as of January 31, 1999 ("Effective Date") by and between PFIZER INC, a Delaware corporation, having an office at 235 East 42nd Street, New York, New York 10017-5755 ("Pfizer") and RIGEL PHARMACEUTICALS, INC., a Delaware corporation, having an address at 772 Lucerne Drive, Sunnyvale, California 94086 ("Rigel"). Pfizer and Rigel and their Affiliates may be referred to herein individually as a "Party" or collectively as the "Parties."

     WHEREAS, Rigel has the capability and expertise to undertake research for the discovery of novel and selective elements of the IL-4 signaling pathway involved in the modulation of IgE synthesis that are suitable targets for an IgE synthesis-inhibitor, lead identification program;

     WHEREAS, Rigel owns the patents, patent applications and licenses with third parties set forth in Exhibit A attached to and made a part of this Agreement with respect to retroviral expression technology and cell lines engineered for identifying components of the IL-4 pathway; and

     WHEREAS, Pfizer has the capability to undertake research for the discovery and evaluation of biosynthetic, biochemical and organic matter for treatment of disease and also the capability for clinical analysis, manufacturing and marketing with respect to a wide variety of drugs for medicinal use in human and animal health; and

     WHEREAS, the Parties plan to seek patent protection for biological elements that regulate IgE synthesis which will serve as molecular targets for compounds from Pfizer's chemical library and patent protection for Licensed Products which make up the subject matter of this Agreement;

     NOW, THEREFORE, the Parties agree as follows:

1.   DEFINITIONS

     Whenever used in this Agreement, the terms defined in this Section 1 shall have the meanings specified.

     1.1 "AFFILIATE" means (a) any corporation or other legal entity owning, directly or indirectly, fifty percent (50%) or more of the voting capital shares or similar voting securities of a Party; (b) any corporation or other legal entity fifty percent (50%) or more of the voting capital shares or similar voting rights of which is owned, directly or indirectly, by a Party; or (c) any corporation or other legal entity fifty percent (50%) or more of the voting capital shares or similar voting rights of which is owned, directly or indirectly, by a corporation or other legal

[*] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 406 OF THE SECURITIES ACT OF 1933, AS AMENDED.

entity which owns, directly or indirectly, fifty percent (50%) or more of the voting capital shares or similar voting securities of such Party.

     1.2 "ANIMAL HEALTH PRODUCT" shall mean any Licensed Product intended for animal patients.

     1.3 "AREA" means research directed to the discovery of cDNA, peptides or proteins within the IL-4 signaling pathway that selectively regulate IgE synthesis further described in the Research Plan.

     1.4 "DISCOVERY MILESTONE" shall have the meaning given to that term in Section 3.3.

     1.5    "EFFECTIVE DATE" is  January  31, 1999.

     1.6 "HIGH THROUGHPUT SCREEN" or "HTS" means a primary assay performed by or under the direction of Pfizer that incorporates a Molecular Target for the purpose of identifying potential Licensed Products.

     1.7 "HUMAN HEALTH PRODUCT" shall mean any Licensed Product intended for human patients.

     1.8    "LICENSED PRODUCT" means any chemical or biological entity that
(a) directly, selectively and specifically modulates the activity of a Molecular Target; (b) was identified by Pfizer in HTS; (c) is to be used for the management of any disease or any therapeutic indication in human or animal patients; and (d) the manufacture, use or sale of which would infringe Valid Claims.

     1.9 "MOLECULAR TARGET" shall mean any cDNA, peptide or protein identified in the Research Program.

     1.10 "NET SALES" means the gross amount invoiced by Pfizer, its Affiliates, or any sublicensee of Pfizer for sales to a third party or third parties of Licensed Products, less normal and customary trade discounts actually allowed, rebates, returns, credits, taxes the legal incidence of which is on the purchaser and separately shown on Pfizer's or any sublicensee of Pfizer's invoices and transportation, insurance and postage charges, if prepaid by Pfizer or any sublicensee of Pfizer and billed on Pfizer's or any sublicensee of Pfizer's invoices as a separate item.

     1.11 "PRODUCT PATENT RIGHTS" shall mean all the Valid Claims covering Licensed Products, whether domestic or foreign, including all continuations, continuations-in-part, divisions, and renewals, all letters patent granted thereon, and all reissues, re-examinations and extensions thereof.

     1.12 "PFIZER COMPOUND LIBRARY" means those Pfizer compounds which it may use for HTS.



[ * ] = CERTAIN CONFIDENTIAL INFORAMTION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 406 OF THE SECURITIES ACT OF 1933, AS AMENDED.


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     1.13   "PFIZER CONFIDENTIAL INFORMATION" means all information about any element of Pfizer Technology or Program Technology, except for Program Technology assigned to Rigel pursuant to Section 5.1, which is disclosed by Pfizer to Rigel and designated "Confidential" in writing by Pfizer at the time of disclosure or within thirty (30) days following disclosure to Rigel to the extent that such information as of the date of disclosure to Rigel is not (i) demonstrably known to Rigel other than by virtue of a prior confidential disclosure to Rigel by Pfizer; (ii) disclosed in published literature, or otherwise generally known to the public through no fault or omission of Rigel; or (iii) obtained from a third party free from any obligation of confidentiality to Pfizer prior to disclosure to Rigel by Pfizer.

     1.14 "PFIZER TECHNOLOGY" means Technology that is or was developed by employees of or consultants to Pfizer alone or jointly with third parties prior to the Effective Date, but, in the case of consultants or third parties, only to the extent Pfizer has the right to grant rights to such Technology.

     1.15   "PROGRAM INVENTIONS" shall have the meaning given to it in
Section 5.1.

     1.16 "PROGRAM TECHNOLOGY" means Technology within the Area that is or was developed by employees of or consultants to Pfizer or Rigel solely or jointly with each other in the course of performing the Research Program; PROVIDED, HOWEVER, that Rigel's peptide library, [ * ] cell line and [ * ] cell line shall not be Program Technology and are owned by or exclusively licensed to Rigel and deemed to be Rigel Technology and that the Pfizer Compound Library shall not be Program Technology and is owned by or exclusively licensed and deemed to be Pfizer Technology.

     1.17 "RECOMMENDED FOR DEVELOPMENT NOTICE" or "RFD" shall have the meaning provided in the Research Plan.

     1.18   "RESEARCH COMMITTEE" shall have the meaning given to that term in
Section 2.5.1.

     1.19 "RESEARCH PERIOD" means the period beginning on the Effective Date and ending on the date the Research Program terminates as provided in
Section 8.1.

     1.20 "RESEARCH PLAN" means the written plan describing the research and development to be carried out by Rigel and Pfizer pursuant to this Agreement, as amended from time to time. The initial Research Plan is appended to this Agreement as Exhibit B.

     1.21 "RESEARCH PROGRAM" is the collaborative research program in the Area conducted by Pfizer and Rigel pursuant to the Research Plan.

     1.22 "RIGEL CONFIDENTIAL INFORMATION" means all information about any element of the Rigel Technology or Program Technology, except for Program Technology assigned to Pfizer pursuant to Section 5.1, which is disclosed by Rigel to Pfizer and designated "Confidential" in writing by Rigel at the time of disclosure or within thirty (30) days following disclosure to Pfizer to the extent that such information as of the date of disclosure to Pfizer is not (i) demonstrably known to Pfizer other than by virtue of a prior confidential disclosure to Pfizer



[*] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 406 OF THE SECURITIES ACT OF 1933, AS AMENDED.


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by Rigel; (ii) disclosed in published literature, or otherwise generally known to the public through no fault or omission of Pfizer; or (iii) obtained from a third party free from any obligation of confidentiality to Rigel prior to disclosure to Pfizer by Rigel.

     1.23 "RIGEL PATENT RIGHTS" shall mean the Valid Claims in Rigel's patents and patent applications, listed in Exhibit A, any patents granted thereon, including any divisions, continuations, continuations-in-part, renewals, extensions, reexaminations, reissues or foreign counterparts thereof.

     1.24 "RIGEL TECHNOLOGY" means Technology that is or was developed by employees of or consultants to Rigel alone or jointly with, or licensed to Rigel from, third parties prior to the Effective Date, but, in the case of consultants or third parties, only to the extent Rigel has the right to grant rights to such Technology.

     1.25   "TARGET PATENT RIGHTS" shall have the meaning given to it in
Section 6.1.1.

     1.26 "TECHNOLOGY" means and includes all unpatented materials, technology, technical information, know-how, expertise and trade secrets.

     1.27 "VALID CLAIM" means a claim within a patent or patent application so long as such claim shall not have been disclaimed by the Parties or shall not have been held invalid in a final decision rendered by a tribunal of competent jurisdiction from which no appeal has been or can be taken.

2.   COLLABORATIVE RESEARCH PROGRAM

     2.1 PURPOSE. Rigel and Pfizer shall conduct the Research Program throughout the Research Period. The objective of the Research Program is to discover Molecular Targets and to discover and develop Licensed Products.

     2.2 AMENDMENT TO RESEARCH PLAN. The Research Plan may be amended from time to time by unanimous agreement of the Research Committee. Exhibit B shall be revised as necessary to reflect each such amendment.

     2.3 CONTINGENT LICENSE. If during the Research Period Rigel ceases to do business or is unable to perform its duties and obligations as set forth in the Research Plan, whether due to insolvency, bankruptcy or any other reason, Pfizer shall have a non-exclusive license in the Area under the Rigel Technology and under Rigel Patent Rights to carry out and complete the Research Plan.

     2.4 EXCLUSIVITY. Rigel agrees, during the Research Period, not to conduct research itself or sponsor any other research, or engage in any research sponsored with any third party in the Area except pursuant to the Research Program.

     2.5    RESEARCH COMMITTEE.

            2.5.1 PURPOSE. Pfizer and Rigel shall establish a Research Committee (the "Research Committee"):



[*] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECRUITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 406 OF THE SECURITIES ACT OF 1933, AS AMENDED.


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                   (a)    to review and evaluate progress of the Research
Program throughout the Research Period under the Research Plan;

                   (b)    to prepare any amendments to the Research Plans;

                   (c) to coordinate and monitor publication of research results obtained from and the exchange of information and materials that relate to the Research Program (This function will survive the termination of Research Period for a period of three (3) years).

            2.5.2 Membership. Within ten (10) days of the Effective Date each Party shall appoint, in its sole discretion, four (4) members to the Research Committee. Substitutes may be appointed at any time. The members initially shall be:

            Pfizer Appointees:               Rigel Appointees:

         1. Dr. Scott Kennedy             1. Dr. Donald Payan
         2. Dr. Edward D. Pagani          2. Dr. David Ferrick
         3. Dr. Phil Vickers              3. Dr. Jeremy Caldwell
         4. Dr. John Watson               4. To be determined.

            2.5.3  Co-Chairs.  The Research Committee shall be chaired by two
(2) chairpersons, one appointed by Rigel and the other by Pfizer. The Co-Chairs will have the responsibility to ensure that a Research Committee meeting agenda is distributed to the Research Committee prior to the meeting.

            2.5.4 Meetings. The Research Committee shall meet in person at least quarterly, at places and on dates suggested by Pfizer and by Rigel in turn. The location of the first meeting of the Research Committee shall be at Pfizer's election. Representatives of Pfizer or Rigel or both, in addition to members of the Research Committee, may attend such meetings at the invitation of either Party.

            2.5.5 Minutes. The Research Committee shall keep accurate minutes of its deliberations which record all proposed decisions and all actions recommended or taken. Drafts of the minutes shall be delivered to all Research Committee members within fifteen (15) business days after each meeting. The Party choosing the location of the meeting shall be responsible for the preparation and circulation of the draft minutes. Draft minutes shall be edited by the co-chairpersons and shall be issued in final form only with their approval and agreement.

            2.5.6 Decisions. All decisions of the Research Committee shall be by the unanimous vote of its members.

            2.5.7 Expenses. Pfizer and Rigel shall each bear all expenses, including reasonable travel, related to the participation of their designated members of the Research Committee, respectively.

     2.6    REPORTS AND MATERIALS.



[*] = CERTAIN CONFIEDNTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 406 OF THE SECURITIES ACT OF 1933, AS AMENDED.


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            2.6.1  Reports.  Pfizer and Rigel each shall furnish to the
Research Committee:

                   (a) summary written reports within fifteen (15) days after the end of each three (3) month period during the Research Period, describing its progress under the Research Plan; and

                   (b) a comprehensive written report within thirty (30) days after the end of the Research Period, describing in detail the work accomplished by it under the Research Plan during and discussing and evaluating the results of such work.

            2.6.2 Materials. Rigel shall provide the following Program Technology to Pfizer:

                   (a) all Molecular Targets identified in the course of the Research Program;

                   (b) all other Program Technology, including biological materials, which is: specific to a Molecular Target which has been delivered to Pfizer by Rigel pursuant to Section 2.6.2(a); necessary for Pfizer to perform its obligations under the Research Program; or necessary for Pfizer to perform HTS with delivered Molecular Targets;

     PROVIDED, HOWEVER, that such Program Technology will not include the transfer of any portion of Rigel's peptide libraries or Rigel Technology to Pfizer or the transfer of the Pfizer compound library or any portion of it to Rigel. Rigel agrees to supply reasonable quantities of Molecular Targets and biological materials specific to such Molecular Targets to Pfizer for the performance of the Research Program; and Pfizer agrees to supply reasonable quantities of Molecular Targets to perform HTS; PROVIDED, HOWEVER, that if either Party needs quantities of such materials which quantities are larger than would otherwise be anticipated by the supplying Party, the Parties will meet and discuss in good faith appropriate compensation to the supplying Party for such supply.

            2.6.3 Pfizer's Selection of Molecular Targets. Pfizer may, in its sole, unfettered discretion, select for HTS during the Research Program and the three (3) year period immediately following the Research Period, any Molecular Target identified in the Research Program. To prevent the reversion of a Molecular Target to Rigel pursuant to Section 2.6.5, Pfizer must commence HTS on a Molecular Target within a period of two (2) years after its selection of such Molecular Target for HTS.

            2.6.4 Exclusivity of Molecular Targets. Molecular Targets for which Pfizer has initiated HTS shall be exclusive to Pfizer and shall not be conveyed to a third party in any manner by Rigel.

            2.6.5 Reversion to Rigel. The following shall become Rigel Technology, and Rigel shall have no obligations to Pfizer with respect to:
Molecular Targets which are not selected pursuant to Section 2.6.3; and any Molecular Target for which Pfizer has failed to satisfy the due diligence obligations set forth in Section 2.6.3; PROVIDED, HOWEVER, that no Molecular Target for which Pfizer has initiated HTS shall revert to Rigel.



[*] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 406 OF THE SECURITIES ACT OF 1933, AS AMENDED.


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     2.7    LABORATORY FACILITIES AND PERSONNEL.  Pfizer and Rigel shall provide suitable laboratory facilities, equipment and personnel for the work to be done under the Research Program.

     2.8 DILIGENT EFFORTS. Rigel and Pfizer each shall use reasonably diligent efforts to achieve the objectives of the Research Program.

     2.9 KEY INVESTIGATOR. If during the Research Period Dr. Donald Payan's association with Rigel, in the capacity as chief scientific officer or a similar role ends for any reason and the Parties are unable to agree on a successor acceptable to Pfizer, in its sole and unfettered discretion, within one hundred eighty (180) days of his dissociation, Pfizer may terminate this Agreement pursuant to Section 8.3.1.

3.   PAYMENTS.

     3.1    RESEARCH PROGRAM FUNDING.

            3.1.1 Pfizer will fund the research to be performed by Rigel, pursuant to the Agreement, according to the following schedule:

     COMMITMENT YEAR      ANNUAL COMMITMENT


            1               $2,350,000.00


            2               $2,350,000.00


The funding payments of two million three hundred and fifty thousand dollars ($2,350,000.00) shall support the work of the equivalent of ten (10) full time employees ("FTEs") of Rigel.

            3.1.2 All funding payments shall be made quarterly in advance for work scheduled to be performed by Rigel during any three (3) month period, against Rigel's invoice for the FTEs allocated to the Research Program for such three (3) month period. Adjustments as necessary to reflect the work actually performed by Rigel shall be made at the end of each three
(3) month period and shall be reflected in Rigel's invoice for the next three
(3) month period. It is understood that all payments pursuant to this Section are non-creditable and non-refundable. Rigel shall also furnish to Pfizer the name and percent effort of each Rigel employee assigned to perform the Research Plan during each three (3) month period.

            3.1.3 The amount of the funding payment for each quarter shall be based on the work in progress pursuant to the applicable Research Plan and the associated annual budget for Research Program personnel (FTEs); provided, however, that the aggregate amount of funding payments made in any commitment year shall not exceed the annual commitment for such commitment year.

            3.1.4 Rigel shall keep for three (3) years from the conclusion of the Research Period complete and accurate records of its expenditures of payments received by it pursuant to



[*] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 406 OF THE SECURITIES ACT OF 1933, AS AMENDED.

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this Research Agreement. The records shall conform to generally accepted accounting practices (GAAP) as applied to similar companies similarly situated. Pfizer shall have the right at its own expense during the Research Period and during the subsequent three-year period to appoint an independent certified public accountant reasonably acceptable to Rigel to inspect said records to verify the accuracy of the FTE allocation, pursuant to the Research Plan. Upon reasonable notice by Pfizer, Rigel shall make its records available for inspection by the independent certified public accountant during regular business hours at the place or places where such records are customarily kept, to verify the accuracy of the FTE allocation. This right of inspection shall not be exercised more than once in any calendar year and not more than once with respect to records covering any specific period of time. All information concerning such expenditures, and all information learned in the course of any audit or inspection, shall be deemed to be Rigel's Confidential Information. The failure of Pfizer to request verification of any expenditures before or during the three-year period shall be considered acceptance by Pfizer of the accuracy of such FTE allocation, and Rigel shall have no obligation to maintain any records pertaining to such report or statement beyond such three year period. The results of such inspection, if any, shall be binding on the parties.

            3.1.5 If Pfizer, in its sole, unfettered discretion, extends the Research Program for a third year as set forth in Section 8.4, Pfizer shall pay Rigel two million five hundred thousand dollars ($2,500,000.00) with respect to the extension period on the same terms and conditions set forth in this Section 3. The funding payments shall support the work of ten (10) Rigel FTEs.

     3.2 INITIAL PAYMENT. Within fifteen (15) days of the execution of this Agreement, Pfizer will pay to Rigel a one time, non refundable, noncreditable payment of two million dollars ($2,000,000.00).

     3.3 DISCOVERY MILESTONE PAYMENTS. Within sixty (60) days after Rigel's delivery to Pfizer of Molecular Targets meeting the D3/D4 criteria set forth in Exhibit B and within thirty (30) days after Pfizer's selection, in its sole, unfettered discretion, of a Molecular Target for HTS ("Discovery Milestones"), as the case may be, Pfizer shall pay Rigel according to the following schedule:

 DISCOVERY STAGE        DELIVERABLE                  MILESTONE PAYMENT

 D3                     Molecular Targets No. 1-3     $75,000.00 each

 D3                     Molecular Targets No. 4-6    $100,000.00 each

 D3                     Molecular Targets No. 7+     $150,000.00 each

 D4a/D4b                Molecular Targets No.1-3     $150,000.00 each

 D4a/D4b                Molecular Targets No.4-6     $200,000.00 each

 D4a/D4b                Molecular Targets No.7+      $250,000.00 each

 HTS                    Molecular Target No.1        $200,000.00


[*] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 406 OF THE SECURITIES ACT OF 1933, AS AMENDED.

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 HTS                    Molecular Target No.2        $250,000.00

 HTS                    Molecular Target No.3        $300,000.00

 HTS                    Molecular Target No.4        $350,000.00

 HTS                    Molecular Target No.5        $400,000.00

 HTS                    Molecular Target No.6        $450,000.00

 HTS                    Molecular Target No.7+       No Additional Payments

     3.4 DISCOVERY MILESTONE PAYMENT CHARACTERISTICS. Discovery Milestone payments are in addition to the other payments in this Section 3 and are noncreditable and non-refundable. If Pfizer in its sole, unfettered discretion, selects a Molecular Target for HTS which does not meet the criteria for D3 or D4, such Molecular Target shall be deemed to have met both D3 and D4 criteria for the purposes of the payment for Discovery Milestones to Rigel under Section 3.3.

     3.5 LIMITATION OF DISCOVERY MILESTONE PAYMENTS. Irrespective of the number of Molecular Targets meeting the criteria or the number of Molecular Targets selected by Pfizer for HTS, the aggregate amount which Pfizer shall pay to Rigel for Discovery Milestones shall not exceed (a) one million three hundred fifty thousand dollars ($1,350,000.00) in the case of Molecular Targets meeting the D3 criteria; (b) one million eight hundred thousand dollars ($1,800,000.00) in the case of Molecular Targets which meet the D4a/D4b criteria; and (c) one million nine hundred fifty thousand dollars ($1,950,000.00) in the case of Molecular Targets selected for HTS in Pfizer's sole, unfettered discretion.

     3.6 RECOMMENDED FOR DEVELOPMENT. Pfizer will pay to Rigel the sum of five hundred thousand dollars ($500,000.00) each time Pfizer issues a Recommended for Development Notice for a Human Health Product and a sum of two hundred fifty thousand dollars ($250,000.00) each time Pfizer issues a RFD notice for a Animal Health Product; PROVIDED, HOWEVER, that such payment will be made only once for each compound identified in a specific Pfizer HTS for a specific indication and will not include back-up compounds identified in the same HTS for the same indication. These payments are noncreditable and non-refundable, and shall be paid to Rigel within thirty (30) days of Pfizer's issuance of the applicable RFD notice.

     3.7    ROYALTIES ON NET SALES OF LICENSED PRODUCTS.

            3.7.1 Pfizer shall pay Rigel a royalty based on the Net Sales of each Licensed Product. Such royalty shall be paid with respect to each country of the world from the date of the first commercial sale (the date of the invoice of Pfizer or any sublicensee of Pfizer with respect to such sale) of such Licensed Product in each such country until the expiration of the last Product Patent Right to expire with respect to each such country and each such Licensed Product. If the manufacture and sale of a Licensed Product takes place in countries where there are no Product Patent Rights, Pfizer will pay to Rigel a royalty based on the Net Sales of each Licensed Product in each such country for ten (10) years after the first commercial sale of such Licensed Product in such country.

            3.7.2 Unpatented Products. Pfizer will commercialize only those products derived or resulting from HTS which are covered by Product Patent Rights. If, in the unlikely


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BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND
EXCHANGE COMMISSION PURSUANT TO RULE 406 OF THE SECURITIES ACT OF 1933, AS AMENDED.


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
event, Pfizer determines in its absolute, unfettered discretion to commercialize an unpatented product, it will meet with Rigel to discuss additional compensation, if any, to Rigel, for use of the Molecular Target on the basis of which Pfizer conducted HTS to identify such product given Pfizer's advancement and commercialization of an unpatented product will have involved extraordinary development costs to Pfizer.

     3.8 ROYALTY RATES. The royalty paid each year shall be based on increments of world-wide Net Sales with respect to each of the Licensed Products according to the following schedule:

                                   HUMAN HEALTH PRODUCT  ANIMAL HEALTH PRODUCT

 Annual Net Sales (Dollars)            Royalty Rate           Royalty Rate
---------------------------            ------------           ------------
 $0-$500MM
                                            2%                     1%

 > $500MM < $750MM
                                            --                     2%

 > $500MM < 1B
                                            3%                     --

 > = $750MM
                                            --                     3%

 > = $1B
                                            4%                     --


     3.9 PAYMENT DATES FOR ROYALTIES. Royalties shall be paid by Pfizer on Net Sales within sixty (60) days after the end of each calendar quarter in which such Net Sales are made. Such payments shall be accompanied by a statement showing the Net Sales of each Licensed Product by Pfizer or any sublicensee of Pfizer in each country, the applicable royalty rate for such Licensed Product, and a calculation of the amount of royalty due, including any offsets.


     3.10 ACCOUNTING FOR ROYALTIES. The Net Sales used for computing the royalties payable to Rigel by Pfizer shall be computed in U.S. dollars, and royalties shall be paid in U.S. dollars by wire transfer in immediately available funds to a U.S. account designated by Rigel, or by other mutually acceptable means. For purposes of determining the amount of royalties due, the amount of Net Sales in any foreign currency shall be computed by (a) converting such amount into U.S. dollars at the prevailing commercial rate of exchange for purchasing dollars with such foreign currency as published in the Wall Street Journal for the close of the last business day of the calendar quarter for which the relevant royalty payment is to be made by Pfizer; and (b) deducting the amount of any governmental tax, duty, charge, or other fee actually paid in respect of such conversion into, and remittance of U.S. dollars.

     3.11 RECORDS FOR ROYALTIES. Pfizer shall keep for three (3) years from the date of each payment of royalties complete and accurate records of sales by Pfizer, its Affiliates or sublicensees of each Licensed Product in sufficient detail to allow the accruing royalties to be determined accurately. Rigel shall have the right for a period of three (3) years after receiving any report or statement with respect to royalties due and payable to appoint at its expense (except as otherwise provided in this Section 3.11), an independent certified public accountant reasonably acceptable to Pfizer to inspect the relevant records of Pfizer, its Affiliates or


[ * ] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 406 OF THE SECURITIES ACT OF 1933, AS AMENDED.

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


sublicensees to verify such report or statement. Pfizer, its Affiliates or sublicensees shall make its records available for inspection by such independent certified public accountant during regular business hours at such place or places where such records are customarily kept, upon reasonable notice from Rigel, to verify the accuracy of the reports and payments. Such inspection right shall not be exercised more than once in any calendar year nor more than once with respect to sales in any given period. Rigel agrees to hold in strict confidence all information concerning royalty payments and reports, and all information learned in the course of any audit or inspection, except to the extent necessary for Rigel to reveal such information in order to enforce its rights under this Agreement or if disclosure is required by law. The failure of Rigel to request verification of any report or statement during said three (3) year period shall be considered acceptance of the accuracy of such report, and Pfizer shall have no obligation to maintain records pertaining to such report or statement beyond said three (3) year period. The findings of each inspection, if any, shall be binding on both Parties.

     3.12 MILESTONE PAYMENTS FOR LICENSED PRODUCTS. Pfizer shall pay Rigel, within sixty (60) days of the completion of each event set forth below ("Event"), the payment listed opposite that Event. Payments shall be made in U.S. dollars by wire transfer in immediately available funds to a U.S. bank account designated by Rigel, or other mutually acceptable means. Pfizer shall be obligated to make each payment only once with respect to each Licensed Product affected by an Event and such payment for such Event shall not be due with respect to any subsequent Licensed Product directed to a Molecular Target and indication which has previously been the subject of the same Event. With the exception of any such milestone paid to Rigel for the occurrence of the earlier of Submission of IND or initiation of human (Section 3.12.1(i)) or animal (Section 3.12.2(i)) clinical trials, payments made by Pfizer pursuant to this Section 3.12 with respect to a Licensed Product shall be credited against sums due to Rigel pursuant to Section 3.8 of this Agreement with respect to Net Sales of such Licensed Product. Fifty percent (50%) of the milestone payment paid to Rigel for commencement of Phase III human clinical trials (Section 3.12.1(ii)) and submission of NADA for animal use (Section 3.12.2 (ii)) shall be credited against royalty payments and one hundred percent (100%) of milestone payments paid to Rigel for NDA/PLA filing for human use (Section 3.12.1 (iii)) and for NADA/PLA approval in any country for animal use (Section 3.12.2 (iii)); PROVIDED, HOWEVER, that the sums due pursuant to Section 3.8 in any calendar year with respect to such Licensed Product shall not be reduced by virtue of this credit by more than fifty percent (50%):

          3.12.1   HUMAN HEALTH PRODUCT

                      EVENT                              AMOUNT (DOLLARS)
                      -----                              ----------------
                                                            $1,000,000.00
 (i)   Submission of INDA or initiation of human
 clinical testing in any country (whichever
 occurs first)

 (ii)  Commencement of Phase III human clinical             $2,000,000.00
 trials in any country

 (iii) NDA/PLA Filing in any country for human              $4,000,000.00
 use

[ * ] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 406 OF THE SECURITIES ACT OF 1933, AS AMENDED.

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

            3.12.2 ANIMAL HEALTH PRODUCT

                      EVENT                              AMOUNT (DOLLARS)
                      -----                              ----------------
 (i)   Submission of INAD or initiation of                  $  500,000.00
 animal clinical testing in any country
 (whichever occurs first)

 (ii)  Submission of NADA in any country for                $1,000,000.00
 animal use

 (iii) NADA/PLA Approval in any country for                 $2,000,000.00
 animal use

     For the purposes of the foregoing, "IND" "INAD" or "INDA" shall mean an Investigational New Drug Application filed with the U.S. Food and Drug Administration (FDA), or a similar filing made with a counterpart health regulatory authority in another country; "NDA/PLA" or "NADA/PLA" shall mean a New Drug Application, Product License Application, or other application for authority to market a Licensed Product filed with the U.S. FDA or a counterpart health regulatory agency in another country.

     3.13 U.S. FUNDS. Each payment pursuant to this Agreement shall be paid by Pfizer in U.S. currency by wire transfer in immediately available funds to an account designated by Rigel, or by other mutually acceptable means. If a payment due date is not otherwise specified in this Agreement, payment shall be made within thirty (30) days after receipt and acceptance by Pfizer of the invoice from Rigel.

4.   TREATMENT OF CONFIDENTIAL INFORMATION

     4.1    CONFIDENTIALITY

            4.1.1 Pfizer and Rigel each recognize that the other's Confidential Information constitutes highly valuable, confidential information. Subject to the terms and conditions of the Agreement, Pfizer and Rigel each agree that during the Research Period and for five (5) years thereafter, it will keep confidential, and will cause its Affiliates to keep confidential, all Rigel Confidential Information or Pfizer Confidential Information, as the case may be, that is disclosed to it, or to any of its Affiliates pursuant to this Agreement. Neither Pfizer nor Rigel nor any of their respective Affiliates shall use such Confidential Information except as expressly permitted in this Agreement.

            4.1.2 Pfizer and Rigel each agree that any disclosure of the other's Confidential Information to any officer, employee or agent of the other Party or of any of its Affiliates shall be made only if and to the extent necessary to carry out its responsibilities under this Agreement and shall be limited to the maximum extent possible consistent with such responsibilities. Pfizer and Rigel each agree not to disclose the other's Confidential Information to any third parties under any circumstance without written permission from the other Party. Each Party shall take such action, and shall cause its Affiliates to take such action, to preserve the confidentiality of each other's Confidential Information as it would customarily take to preserve the confidentiality of its own similar Confidential Information. Each Party, upon the other's request, will return all


[ * ] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 406 OF THE SECURITIES ACT OF 1933, AS AMENDED.

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

the Confidential Information disclosed to the other Party pursuant to this Agreement, including all copies and extracts of documents, within sixty (60) days of the request upon the termination of this Agreement except for one (1) copy which may be kept for the purpose of complying with continuing obligations under this Agreement.

            4.1.3 Rigel and Pfizer each represent that all of its employees, Affiliates and any consultants to such Party, participating in the Research Program who shall have access to Pfizer Technology, Rigel Technology or Program Technology and Pfizer Confidential Information and Rigel Confidential Information are bound by agreement to maintain such information in confidence with the same degree of care each Party holds it own confidential information.

     4.2 PUBLICATION. Notwithstanding any matter set forth with particularity in this Agreement to the contrary, results obtained in the course of the Research Program may be submitted for publication following scientific review by the Research Committee and subsequent approval by Rigel's and Pfizer's managements, which approval shall not be unreasonably withheld. After receipt of the proposed publication by both Pfizer's and Rigel's managements, written approval or disapproval shall be provided within thirty (30) days for a manuscript, within fourteen (14) days for an abstract for presentation at, or inclusion in the proceedings of a scientific meeting, and within fourteen (14) days for a transcript of an oral presentation to be given at a scientific meeting.

     4.3 PUBLICITY. Except as required by law, and except for approved press releases which may be issued by each Party upon the signing of this Agreement, neither Party may disclose the terms of this Agreement without the prior written consent of the other Party; PROVIDED, HOWEVER, that Rigel may disclose the terms, or provide copies, of this Agreement as necessary in the normal course of business to bankers, investors and others bound by obligations of confidentiality not to disclose such information to other third parties in order to obtain financing.

     4.4    PERMITTED DISCLOSURE.

            4.4.1 If either Party is requested to disclose the Confidential Information in connection with a legal or administrative proceeding or is otherwise required by law to disclose the Confidential Information, such Party will give the other Party prompt notice of such request. The disclosing Party may seek an appropriate protective order or other remedy or waive compliance with the provisions of this Agreement. If such Party seeks a protective order or other remedy, the other Party will cooperate. If such Party fails to obtain a protective order or waive compliance with the relevant provisions of this Agreement, the other Party will disclose only that portion of Confidential Information which its legal counsel determines it is required to disclose.

            4.4.2 Disclosure of Inventions. Each Party shall promptly inform the other about all inventions in the Area that are conceived, made or developed in the course of carrying out the Research Program by employees of, or consultants to, either of them solely, or jointly with employees of, or consultants to the other.

5.   INTELLECTUAL PROPERTY RIGHTS.


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BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY  WITH THE SECURITIES AND
EXCHANGE COMMISSION PURSUANT TO RULE 406 OF THE SECURITIES ACT OF 1933, AS AMENDED.

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

     5.1 OWNERSHIP. All Rigel Confidential Information, Rigel Technology and Rigel Patent Rights shall be owned by Rigel. All Pfizer Confidential Information, Pfizer Technology and Pfizer Patent Rights shall be owned by Pfizer. Program Technology (including, without limitation, any patentable invention or discovery) acquired, developed or made solely or jointly by employees or agents of either Party during the course of the Research Program ("Program Inventions") shall be the property of Pfizer and deemed to be Pfizer Confidential Information if it pertains to or is an improvement upon its HTS compound library or a Licensed Product and shall be the property of Rigel and deemed to be Rigel Confidential Information if it pertains to or is an improvement upon Rigel Patents, Rigel Technology or pertains to or is an improvement upon Molecular Targets which are not selected for HTS by Pfizer. Each Party shall cooperate with the other in completing any patent applications relating to Program Inventions, and in executing and delivering any instrument required to assign, convey or transfer to such other Party its interest, as provided in the preceding sentence.

     5.2    GRANTS OF RESEARCH LICENSES.

            5.2.1 Program License. Rigel and Pfizer each grants to the other a nonexclusive, worldwide, royalty-free license during the Research Period, including the right to grant sublicenses to Affiliates, to make and use Confidential Information, Program Technology and Product Patent Rights for the purpose of performing the Research Program; provided, however, that the other Party shall not acquire, by virtue of this Section or any other Section, any rights in the following:

                   (a)    Rigel's peptide libraries;

                   (b)    the Pfizer Compound Library; or

                   (c) any compounds active in the HTS which Pfizer chooses, in its sole, unfettered discretion, not to develop or otherwise include in Program Technology.

            5.2.2  Research License.

                   (a) Rigel grants Pfizer an irrevocable, nonexclusive, worldwide license under its interest in Program Technology, except Rigel Core Technology, and under all intangible technology, technical information, know-how, expertise and trade secrets within Rigel Technology disclosed to Pfizer during the course of the Research Program, solely for the purpose of conducting research.

                   (b) Pfizer grants Rigel an irrevocable, nonexclusive, worldwide license under Pfizer's interest in all intangible technology, technical information, know-how, expertise and trade secrets within Program Technology, and under all intangible technology, technical information, know-how, expertise and trade secrets within Pfizer Technology disclosed to Rigel during the course of the Research Program, solely for the purpose of conducting research.

                   (c) For purposes of this Section 5.2.2, Rigel Core Technology shall mean:


[ * ] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 406 OF THE SECURITIES ACT OF 1933, AS AMENDED.

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

                          (i)    Rigel's peptide libraries

                          (ii)   Rigel's [*] cell lines

                          (iii)  [*] cell lines

     5.3    GRANT OF COMMERCIALIZATION LICENSE, TERM, RIGHTS AND OBLIGATIONS.

            5.3.1 Grant to Pfizer. Rigel hereby grants to Pfizer an exclusive, world-wide license, including the right to grant sublicenses, to research, manufacture, use, sell, offer for sale and import Licensed Products under Rigel's interest in the Product Patent Rights and the Molecular Targets.

            5.3.2 Term of License. The term of the grant to Pfizer set forth in Section 5.3.1 shall begin on the Effective Date. The duration of the term of the grant shall be determined on a country-by-country basis. For any country in which there are Product Patent Rights, the term shall end on the date of the last to expire of the Product Patent Rights in such country. For all other countries, the term shall expire on the tenth (10th) anniversary of the first commercial sale of such Licensed Product in such country.

            5.3.3 Paid-Up License. Upon the expiration of Pfizer's obligation to pay royalties on Net Sales of Licensed Products as provided in Section 3.7.1, the license granted in Section 5.3.1 shall become an irrevocable, nonexclusive paid-up license.

            5.3.4  Pfizer Obligations.

                   (a) Pfizer shall use reasonably diligent efforts to exploit Licensed Products commercially employing similar effort to that applied to other products similarly situated; provided, however, Pfizer may, in its sole, unfettered judgement, discontinue the development or sale of any Licensed Product in any country in the world or all of them.

                   (b) If Pfizer grants a sublicense pursuant to this Section 5, Pfizer shall guarantee that any sublicensee fulfills all of Pfizer's obligations under this Agreement; PROVIDED, HOWEVER, that Pfizer shall not be relieved of its obligations pursuant to this Agreement.

            5.3.5 Technical Assistance. Rigel shall provide to Pfizer or any sublicensee of Pfizer, at Pfizer's request and expense, any agreed technical assistance reasonably necessary to enable Pfizer or such sublicensee to manufacture, use, sell, offer for sale or import each Licensed Product and to enjoy fully all the rights granted to Pfizer pursuant to this License Agreement; provided, however, that Rigel is reasonably capable of providing that assistance. Pfizer shall reimburse Rigel's costs of providing such assistance.

6.   PROVISIONS CONCERNING THE FILING, PROSECUTION AND MAINTENANCE OF PATENT
RIGHTS.

     The following provisions relate to the filing, prosecution and maintenance of patents and patent applications during the term of this Agreement:

     6.1    FILING, PROSECUTION AND MAINTENANCE BY RIGEL.


[ * ] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 406 OF THE SECURITIES ACT OF 1933, AS AMENDED.

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

            6.1.1 With respect to any Rigel interest in patents and patent applications which claim a Molecular Target ("Target Patent Rights"), Rigel shall have the obligation:

                   (a) to file applications for letters patent on any invention included in Target Patent Rights; PROVIDED, HOWEVER, that Rigel shall consult with Pfizer regarding countries in which such patent applications should be filed and shall file patent applications in those countries where Pfizer requests that Rigel file such applications; and, further provided, that Rigel, at its option and expense, may file in countries where Pfizer does not request that Rigel file such applications;

                   (b) to take all reasonable steps to prosecute all pending and new patent applications included within Target Patent Rights;

                   (c) to respond to oppositions, nullity actions, re-examinations, revocation actions and similar proceedings filed by third parties against the grant of letters patent for such applications;

                   (d) to maintain in force any letters patent included in Target Patent Rights by duly filing all necessary papers and paying any fees required by the patent laws of the particular country in which such letters patent were granted; and

                   (e) to cooperate fully with, and take all reasonable and necessary actions requested by, Pfizer in connection with the preparation, prosecution and maintenance of any letters patent included in Target Patent Rights.

     Rigel shall notify Pfizer in a timely manner of any decision to abandon a pending patent application or an issued patent included in Target Patent Rights. Thereafter, Pfizer shall have the option, at its expense, of continuing to prosecute any such pending patent application or of keeping the issued patent in force.

            6.1.2 Copies of Documents. Rigel shall provide to Pfizer copies of all patent applications that are part of Target Patent Rights prior to filing, for the purpose of obtaining substantive comment of Pfizer patent counsel. Rigel shall also provide to Pfizer copies of all documents relating to prosecution of all such patent applications in a timely manner and shall provide to Pfizer every six (6) months a report detailing their status.

            6.1.3 Reimbursement of Costs for Filing Prosecuting and Maintaining Target Patent Rights. Within ninety (90) days of rendered patent services and thirty (30) days of receipt of invoices from Rigel, Pfizer shall reimburse Rigel for all the costs of writing, filing, prosecuting, responding to opposition and maintaining patent applications and patents in countries where Pfizer requests that patent applications be filed, prosecuted and maintained. Such reimbursement shall be in addition to payments described in
Section 3. However, Pfizer may, upon sixty (60) days notice, request that Rigel discontinue filing or prosecution of patent applications in any country and discontinue reimbursing Rigel for the costs of filing, prosecuting, responding to opposition or maintaining such patent application or patent in any country. Rigel shall pay all costs in those countries in which Pfizer does not request that Rigel file, prosecute or maintain patent applications and patents, but in which Rigel, at its option, elects to do so.

[ * ] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 406 OF THE SECURITIES ACT OF 1933, AS AMENDED.

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

            6.1.4 Pfizer shall have the right to file on behalf of and as an agent for Rigel all applications and take all actions necessary to obtain patent extensions pursuant to 35 USC Section 156 and foreign counterparts for Target Patent Rights described in Section 6.1 licensed to Pfizer. Rigel agrees, to sign, at Pfizer's expense, such further documents and take such further actions as may be requested by Pfizer in this regard.

     6.2 FILING, PROSECUTION AND MAINTENANCE BY PFIZER. With respect to Product Patent Rights claiming compounds in the Pfizer Compound Library or Licensed Products, Pfizer shall have those rights and duties ascribed to Rigel in Section 6.1, except that Pfizer will bear all related expenses.

     6.3 DISCLAIMING A VALID CLAIM. Neither Party may disclaim a Valid Claim within Target Patent Rights or Product Patent Rights without the consent of the other.

     6.4 ACTUAL OR THREATENED DISCLOSURE OR INFRINGEMENT. When information comes to the attention of Pfizer to the effect that any Target Patent Rights or Product Patent Rights relating to a Licensed Product have been or are threatened to be unlawfully infringed, Pfizer shall have the right at its expense to take such action as it may deem necessary to prosecute or prevent such unlawful infringement, including the right to bring or defend any suit, action or proceeding involving any such infringement. Pfizer shall notify Rigel promptly of the receipt of any such information and of the commencement of any such suit, action or proceeding. If Pfizer determines that it is necessary or desirable for Rigel to join any such suit, action or proceeding, Rigel shall, at Pfizer's expense, execute all papers and perform such other acts as may be reasonably required to permit Pfizer to commence such action, suit or proceeding in which case Pfizer shall hold Rigel free, clear and harmless from any and all costs and expenses of litigation, including attorneys fees. If Pfizer brings a suit, it shall have the right first to reimburse itself out of any sums recovered in such suit or in its settlement for all costs and expenses, including attorney's fees, related to such suit or settlement, and twenty percent (20%) of any funds that shall remain from said recovery shall be paid to Rigel and the balance of such funds shall be retained by Pfizer. Each Party shall always have the right to be represented by counsel of its own selection and at its own expense in any suit instituted by the other for infringement under the terms of this Section. If Pfizer lacks standing and Rigel has standing to bring any such suit, action or proceeding, then Rigel shall do so at the request of Pfizer and at Pfizer's expense.

     6.5 DEFENSE OF INFRINGEMENT CLAIMS. Rigel will cooperate with Pfizer at Pfizer's expense in the defense of any suit, action or proceeding against Pfizer or any sublicensee of Pfizer alleging the infringement of the intellectual property rights of a third party by reason of the use of Target Patent Rights or Product Patent Rights in the manufacture, use or sale of the Licensed Product. Pfizer shall give Rigel prompt written notice of the commencement of any such suit, action or proceeding or claim of infringement and will furnish Rigel a copy of each communication relating to the alleged infringement. Rigel shall give to Pfizer all authority (including the right to exclusive control of the defense of any such suit, action or proceeding and the exclusive right after consultation with Rigel, to compromise, litigate, settle or otherwise dispose of any such suit, action or proceeding), at Pfizer's expense, including by providing information and assistance necessary to defend or settle any such suit, action or proceeding; PROVIDED, HOWEVER, Pfizer shall obtain Rigel's prior consent to such part of any settlement which contemplates payment or other action by Rigel or has a material adverse effect on Rigel's


[ * ] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 406 OF THE SECURITIES ACT OF 1933, AS AMENDED.

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

business. If the Parties agree that Rigel should institute or join any suit, action or proceeding pursuant to this Section, Pfizer may, at Pfizer's expense, join Rigel as a defendant if necessary or desirable, and Rigel shall execute all documents and take all other actions, including giving testimony, which may reasonably be required in connection with the prosecution of such suit, action or proceeding.

7. ACQUISITION OF RIGHTS FROM THIRD PARTIES. During the Research Period, each Party which acquires technology, patents or information in the Area from third parties during the course of the Research Program and wants to use such technology, patents or information in its performance of the Research Program shall obtain the prior written consent of the other Party, such consent not to be unreasonably withheld, prior to using such technology, patents or information in its performance of the Research Program. If the other Party gives the acquiring Party consent to use such third party technology, patents or information in the performance of the Research Program, such technology, patents or information shall be deemed either the Confidential Information or the Technology of the acquiring Party, as appropriate.

8.   TERM, TERMINATION AND RENEWAL.

     8.1 TERM. Unless sooner terminated or extended, the Research Period shall expire two (2) calendar years from the Effective Date. Unless sooner terminated or extended, the Agreement shall expire upon the expiration of Pfizer's financial obligations under this Agreement.

     8.2 EVENTS OF TERMINATION. The following events shall constitute an event of termination ("Events of Termination"):

            8.2.1 Rigel or Pfizer shall fail in any material respect to perform or observe any term, covenant or understanding contained in this Agreement, and any such failure shall remain unremedied for sixty (60) days after written notice to the failing Party; or

            8.2.2 If any written representation or warranty by Rigel or Pfizer, or any of its officers, made under or in connection with this Agreement or any other contemporaneous written agreement between the Parties shall prove to have been incorrect in any material respect when made.

     8.3    TERMINATION.

            8.3.1 Upon the occurrence of any Event of Termination, the Party not responsible may, by written notice to the other Party, terminate this Agreement.

            8.3.2 If Pfizer terminates this Agreement pursuant to Section 8.3.1, the terms and conditions of the Agreement, shall not terminate, but instead shall terminate or expire according to its terms. If Rigel terminates this Agreement pursuant to Section 8.3.1, the terms and conditions of the Agreement shall terminate immediately.

            8.3.3 Termination of this Agreement for any reason, with or without cause, will not terminate the license granted pursuant to Section 5.2.2.


[ * ] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 406 OF THE SECURITIES ACT OF 1933, AS AMENDED.

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

            8.3.4 Termination of this Agreement for any reason shall be without prejudice to:

                   (a) the rights and obligations of the Parties in any Section which provide by its terms for performance by either Party subsequent to termination;

                   (b) Rigel's right to receive all royalty, milestone or other payments accrued hereunder; or

                   (c) any other remedies which either Party may otherwise have.

     8.4 RENEWAL. Pfizer shall have the option, in its sole, unfettered discretion, of renewing the Research Program for a one (1) year extension period on the same terms and conditions set forth in this Agreement by written notice to Rigel. This option shall expire if not exercised by Pfizer at least three (3) months prior to the termination date described in Section 8.1. If Pfizer exercises this option, the Parties shall adopt an annual Research Plan during the ensuing ninety (90) day period, including a budget. All other terms and conditions of this Agreement shall otherwise remain in full force and effect except as set forth in Section 3.1.5.

9.   REPRESENTATIONS AND WARRANTIES.

     9.1 REPRESENTATIONS AND WARRANTIES OF BOTH PARTIES. Rigel and Pfizer each represents and warrants as follows:

            9.1.1 It is a corporation duly organized, validly existing and is in good standing under the laws of the State of Delaware, is qualified to do business and is in good standing as a foreign corporation in each jurisdiction in which the conduct of its business or the ownership of its properties requires such qualification and has all requisite power and authority, corporate or otherwise, to conduct its business as now being conducted, to own, lease and operate its properties and to execute, deliver and perform this Agreement.

            9.1.2 The execution, delivery and performance by it of this Agreement have been duly authorized by all necessary corporate action and do not and will not (i) require any additional consent or approval of its stockholders beyond the approvals already obtained; (ii) violate any provision of any law, rule, regulations, order, writ, judgment, injunctions, decree, determination award presently in effect having applicability to it or any provision of its certificate of incorporation or by-laws; or (iii) result in a breach of or constitute a default under any material agreement, mortgage, lease, license, permit or other instrument or obligation to which it is a Party or by which it or its properties may be bound or affected.

            9.1.3 This Agreement is a legal, valid and binding obligation of it enforceable against it in accordance with its terms and conditions, except as such enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar laws, from time to time in effect, affecting creditor's rights generally.


[ * ] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 406 OF THE SECURITIES ACT OF 1933, AS AMENDED.

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


            9.1.4 It is not under any obligation to any person, or entity, contractual or otherwise, that is conflicting or inconsistent in any respect with the terms of this Agreement or that would impede the diligent and complete fulfillment of its obligations.

            9.1.5 It has good and marketable title to or valid leases or licenses for, all of its properties, rights and assets necessary for the fulfillment of its responsibilities under the Research Program, subject to no claim of any third party other than the relevant lessors or licensors.

     9.2    REPRESENTATIONS AND WARRANTIES OF RIGEL.

            9.2.1 LICENSES GRANTED. Rigel represents and warrants to Pfizer that it has the right to grant the licenses granted pursuant to this Agreement, and that the licenses so granted do not conflict with or violate the terms of any agreement between Rigel and any third party.

            9.2.2 FINANCIAL STABILITY. Rigel represents and warrants as of the Effective Date that it has received subsequent to October 31, 1998 cash aggregating at least $7 million from equity investment and at least $3 million from license fees and research support which, together with other cash on hand and projected cash receipts, is sufficient to meet its projected cash expenses during the next following 18 months exclusive, in each case, respectively, of cash received or to be received from Pfizer and of cash Rigel is required to expend to perform fully its obligations under the Research Program. Rigel further represents and warrants that during the Research Period it will continue to maintain sufficient financial resources to perform fully its obligations under the Research Program and will furnish to Pfizer, not earlier than January 31, 1999 or more often than annually thereafter, within sixty (60) days after receipt of Pfizer's written request therefor, reasonable evidence of sufficient financial resources to perform fully its remaining obligations under the Research Program; provided, however, the information contained in, and any information furnished pursuant to Pfizer's request under, this Section 9.2.2 is Confidential Information of Rigel and is subject to the requirements of Article 4 of this Agreement.

            9.2.3 GOVERNMENTAL CONSENTS. No consent, approval, qualification, order or authorization of, or filing with, any local, state, or federal governmental authority is required on the part of Rigel in connection with Rigel's valid execution, delivery, or performance of this Agreement.

            9.2.4 CAPITALIZATION AND VOTING RIGHTS. The authorized capital of Rigel consists, or will consist immediately prior to the Effective Date, of:

                   (a) Preferred Stock. 22,000,000 shares of Preferred Stock, par value $.001, of which 665,000 shares have been designated Series A Preferred Stock, all of which are issued and outstanding; 7,675,000 shares have been designated Series B Preferred Stock, of which 7,500,000 are issued and outstanding; 8,000,000 shares have been designated Series C Preferred Stock, of which 7,386,843 are issued and outstanding; and 5,660,000 shares of Series D Preferred Stock, of which 3,481,864 are issued and outstanding (before giving effect to any transactions with Pfizer). The rights, privileges and preferences of the Series A, Series B, Series C and Series D Preferred Stock are as stated in the restated certificate of incorporation.


[ * ] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 406 OF THE SECURITIES ACT OF 1933, AS AMENDED.

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


                   (b) Common Stock. 35,000,000 shares of common stock, par value $.001 ("Common Stock"), of which 2,675,333 shares are issued and outstanding.

                   (c) The outstanding shares of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, and Common Stock have been duly authorized and validly issued, are fully paid and nonassessable, and were issued in accordance with the registration or qualification provisions of the Securities Act and any relevant state securities laws or pursuant to valid exemptions therefrom.

                   (d) Except for (i) the conversion privileges of the Series A, Series B, Series C, and Series D Preferred Stock, (ii) the rights provided in paragraph 2.3 of a certain Investor Rights Agreement separately furnished to Pfizer, (iii) a warrant to purchase 175,000 shares of Series B Preferred Stock,
(iv) a warrant to purchase 131,578 shares of Series C Preferred Stock, and (v) shares to be issued to Pfizer under a certain stock purchase agreement executed on even date herewith, there are not outstanding any options, warrants, rights (including conversion or preemptive rights and rights of first refusal), proxy or stockholder agreements or agreements of any kind for the purchase or acquisition from Rigel of any of its securities. In addition, Rigel has reserved 5,325,000 shares of its Common Stock for purchase upon exercise of options to be granted in the future under Rigel's 1997 Stock Option Plan (the "Option Plan"). Rigel is not a party or subject to any agreement or understanding, and, to the best of Rigel's knowledge, there is no agreement or understanding between any persons that affects or relates to the voting or giving of written consents with respect to any security or the voting by a director of Rigel.

            9.2.5 SUBSIDIARIES. As of the Effective Date, Rigel does not own or control, directly or indirectly, any interest in any other corporation, partnership, limited liability company, association, or other business entity. Rigel is not a participant in any joint venture, partnership, or similar arrangement.

            9.2.6 PERMITS. Rigel has all franchises, permits, licenses, and any similar authority necessary for the conduct of its business as now being conducted by it, the lack of which could materially and adversely affect the business, properties, prospects, or financial condition of Rigel, and believes it can obtain, without undue burden or expense, any similar authority for the conduct of its business as presently planned to be conducted. Rigel is not in default in any material respect under any of such franchises, permits, licenses or other similar authority.

            9.2.7 COMPLIANCE WITH OTHER INSTRUMENTS. Rigel is not in violation or default in any material respect of any provision of its restated certificate of incorporation or bylaws or in any material respect of any provision of any mortgage, indenture, agreement, instrument, or contract to which it is a party or by which it is bound or, to the best of its knowledge, of any federal or state judgment, order, writ, decree, statute, rule, regulation or restriction applicable to Rigel. The execution, delivery, and performance by Rigel of this Agreement and the consummation of the transactions contemplated hereby and thereby, will not result in any such violation or be in material conflict with or constitute, with or without the passage of time or giving of notice, either a material default under any such provision or an event that results in the creation of any material lien, charge, or encumbrance upon any assets of Rigel


[ * ] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 406 OF THE SECURITIES ACT OF 1933, AS AMENDED.

or the suspension, revocation, impairment, forfeiture, or nonrenewal of any material permit, license, authorization, or approval applicable to Rigel, its business or operations, or any of its assets or properties.

            9.2.8 LITIGATION. There is no action, suit, proceeding, or investigation pending or currently threatened against Rigel that questions the validity of this Agreement or the right of Rigel to enter into this Agreement, or to consummate the transactions contemplated hereby, or that might result, either individually or in the aggregate, in any material adverse change in the assets, business, properties, prospects, or financial condition of Rigel, or in any material change in the current equity ownership of Rigel. The foregoing includes, without limitation, any action, suit, proceeding, or investigation pending or currently threatened involving the prior employment of any of Rigel's employees, their use in connection with Rigel's business of any information or techniques allegedly proprietary to any of their former employers, their obligations under any agreements with prior employers, or negotiations by Rigel with potential backers of, or investors in, Rigel or its proposed business. Rigel is not a party to or, to the best of its knowledge, named in or subject to any order, writ, injunction, judgment, or decree of any court, government agency, or instrumentality. There is no action, suit, proceeding or investigation by Rigel currently pending or that Rigel currently intends to initiate.

            9.2.9 DISCLOSURE. Rigel has provided Pfizer with all the information reasonably available to it without undue expense that Pfizer has requested for deciding whether to enter into this Agreement. This Agreement does not contain any untrue statement of a material fact or, to the best of Rigel's knowledge, omits to state a material fact necessary to make the statements made by Rigel herein not misleading.

            9.2.10 FINANCIAL STATEMENTS. Rigel has delivered to Pfizer its unaudited balance sheet as at August 31, 1998 and unaudited statement of income and cash flows for the eight months ending August 31, 1998 (collectively, the "Financial Statements"). The Financial Statements, have been prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods indicated, except as disclosed therein, and present fairly the financial condition and position of Rigel as of August 31, 1998; provided, however, that the unaudited financial statements are subject to normal recurring year-end audit adjustments (which are not expected to be material), and do not contain all footnotes required under generally accepted accounting principles.

            9.2.11 CHANGES.  Since August 31, 1998 there has not been:

                   (a) any damage, destruction or loss, whether or not covered by insurance, materially and adversely affecting the business, properties, prospects, assets, liabilities or financial condition of Rigel (as such business is presently conducted and as it is presently proposed to be conducted);

                   (b) any waiver or compromise by Rigel of a valuable right or of a material debt owed to it;

                   (c) any satisfaction or discharge of any lien, claim, or encumbrance or payment of any obligation by Rigel, except in the ordinary course of business and that is not


[ * ] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 406 OF THE SECURITIES ACT OF 1933, AS AMENDED.

material to the business, properties, prospects, or financial condition of Rigel (as such business is presently conducted and as it is presently proposed to be conducted);

                   (d) any sale, assignment, or transfer of any patents, trademarks, copyrights, trade secrets, or other intangible assets;

                   (e) any resignation or termination of employment of any key officer of Rigel and Rigel, to the best of its knowledge, does not know of the impending resignation or termination of employment of any such officer;

                   (f) any mortgage, pledge, transfer of a security interest in, or lien, created by Rigel, with respect to any of its material properties or assets, except liens for taxes not yet due or payable;

                   (g) any loans or guarantees made by Rigel to or for the benefit of its employees, stockholders, officers, or directors, or any members of their immediate families, other than travel advances and other advances made in the ordinary course of its business;

                   (h) any declaration, setting aside, or payment of any dividend or other distribution of Rigel's assets in respect of any of Rigel's capital stock, or any direct or indirect redemption, purchase, or other acquisition of any of such stock by Rigel;

                   (i) any material adverse change in the business, property, assets, liabilities, financial condition or results of operations of Rigel;

                   (j) any change (individually or in the aggregate), except in the ordinary course of business, in the contingent obligations of Rigel by way of guarantee, endorsement, indemnity, warranty or otherwise;

                   (k) except in the ordinary course of business, any material change in the compensation arrangement of any of Rigel's employees, officers or directors; or

                   (l) to the best of Rigel's knowledge, any other event or condition of any character that might materially and adversely affect the business, properties, prospects, or financial condition of Rigel (as such business is presently conducted and as it is presently proposed to be conducted).

            9.2.12 PATENTS AND TRADEMARKS. To the best of its knowledge (but without having conducted any special investigation), Rigel owns or possesses sufficient legal rights to all patents, trademarks, service marks, trade names, copyrights, trade secrets, licenses, information, and proprietary rights and processes (including technology currently licensed from Stanford University) necessary for its business as now conducted and as proposed to be conducted without any conflict with, or infringement of the rights of, others. Rigel currently licenses certain technology from Stanford University (the "Licensed Technology") on an "as is" basis, with no representation or warranty from Stanford University that such technology does not infringe the proprietary rights of others. To Rigel's knowledge, Rigel has not, as of the date hereof, received any claims from any third party alleging that the use of the Licensed Technology infringes the


[ * ] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 406 OF THE SECURITIES ACT OF 1933, AS AMENDED.

proprietary rights of such party. Except for agreements with its own employees or consultants and standard end-user license agreements, there are no outstanding options, licenses, or agreements of any kind relating to the foregoing, nor is Rigel bound by or a party to any options, licenses, or agreements of any kind with respect to the patents, trademarks, service marks, trade names, copyrights, trade secrets, licenses, information, and proprietary rights and processes of any other person or entity, other than the license agreements with Janssen Pharmaceutica N.V., Stanford University, SUNY, and BASF. Rigel has not received any communications alleging that Rigel has violated or, by conducting its business as proposed, would violate any of the patents, trademarks, service marks, trade names, copyrights, trade secrets, or other proprietary rights or processes of any other person or entity. Rigel is not aware that any of its employees is obligated under any contract (including licenses, covenants, or commitments of any nature) or other agreement, or subject to any judgment, decree, or order of any court or administrative agency, that would interfere with the use of such employee's best efforts to promote the interests of Rigel or that would conflict with Rigel's business as proposed to be conducted. Neither the execution nor delivery of this Agreement, nor the carrying on of Rigel's business by the employees of Rigel, nor the conduct of Rigel's business as proposed, will, to the best of Rigel's knowledge, conflict with or result in a breach of the terms, conditions, or provisions of, or constitute a default under, any contract, covenant, or instrument under which any of such employees is now obligated. Rigel is not aware of any violation by a third party of any of Rigel's patents, licenses, trademarks, service marks, tradenames, copyrights, trade secrets or other proprietary rights.

            9.2.13 EMPLOYEES; EMPLOYEE COMPENSATION. There is no strike, labor dispute or union organization activities pending or, to the best of Rigel's knowledge, threatened between it and its employees. None of Rigel's employees belongs to any union or collective bargaining unit. To the best of its knowledge, Rigel has complied in all material respects with all applicable state and federal equal opportunity and other laws related to employment. To the best of Rigel's knowledge, no employee of Rigel is or will be in violation of any judgment, decree, or order, or any term of any employment contract, patent disclosure agreement, or other contract or agreement relating to the relationship of any such employee with Rigel, or any other party because of the nature of the business conducted or presently proposed to be conducted by Rigel or to the use by the employee of his or her best efforts with respect to such business. Rigel is not a party to or bound by any currently effective employment contract, deferred compensation agreement, bonus plan, incentive plan, profit sharing plan, retirement agreement, or other employee compensation agreement, except as entered into in the ordinary course of business. Rigel is not aware that any officer or key employee, or that any group of key employees, intends to terminate their employment with Rigel, nor does Rigel have a present intention to terminate the employment of any of the foregoing. Subject to general principles related to wrongful termination of employees, the employment of each officer and employee of Rigel is terminable at the will of Rigel.

            9.2.14 PROPRIETARY INFORMATION AND INVENTIONS AGREEMENTS. Each employee and officer of Rigel has executed a Proprietary Information and Inventions Agreement. Each consultant to Rigel has executed a Consulting Agreement containing confidentiality and assignment of inventions provisions similar to those included in the Proprietary Information and Inventions Agreement.


[ * ] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 406 OF THE SECURITIES ACT OF 1933, AS AMENDED.

            9.2.15 TAX RETURNS, PAYMENTS, AND ELECTIONS. Rigel has timely filed all tax returns and reports (federal, state and local) as required by law.
These returns and reports are true and correct in all material respects. Rigel has paid all taxes and other assessments due, except those contested by it in good faith. Rigel has not elected pursuant to the Internal Revenue Code of 1986, as amended ("Code"), to be treated as an S corporation or a collapsible corporation pursuant to Section 1362(a) or Section 341(f) of the Code, nor has it made any other elections pursuant to the Code (other than elections that relate solely to methods of accounting, depreciation, or amortization) that would have a material effect on the business, properties, prospects, or financial condition of Rigel. Rigel has never had any tax deficiency proposed or assessed against it and has not executed any waiver of any statute of limitations on the assessment or collection of any tax or governmental charge. None of Rigel's federal income tax returns and none of its state income or franchise tax or sales or use tax returns has ever been audited by governmental authorities.

            9.2.16 INSURANCE. Rigel has in full force and effect fire and casualty insurance policies, with extended coverage, in amounts customary for companies similarly situated to Rigel.

            9.2.17 ENVIRONMENTAL AND SAFETY LAWS. Rigel is not in violation of any applicable statute, law, or regulation relating to the environment or occupational health and safety, and to the best of its knowledge, no material expenditures are or will be required in order to comply with any such existing statute, law, or regulation.

            9.2.18 REAL PROPERTY HOLDING CORPORATION. Rigel is not a real property holding corporation within the meaning of Code section 897(c)(2) and any regulations promulgated thereunder.

            9.2.19 FDA APPROVAL. The U.S. Food and Drug Administration has not delivered a letter of nonapproval, nor threatened to deliver such a letter, with respect to any product manufactured, marketed, licensed or developed by Rigel, or any product which Rigel intends to manufacture, market, license or develop.

          9.2.20 INVESTMENT COMPANY ACT. Rigel is not an "investment company", or a company "controlled" by an "investment company", within the meaning of the Investment Company Act of 1940, as amended.

10.  COVENANTS OF RIGEL AND PFIZER OTHER THAN REPORTING REQUIREMENTS.

     Throughout the term of the Agreement, Rigel and Pfizer each shall:

     10.1 maintain and preserve its corporate existence, rights, franchises and privileges in the jurisdiction of its incorporation, and qualify and remain qualified as a foreign corporation in good standing in each jurisdiction in which such qualification is from time to time necessary or desirable in view of their business and operations or the ownership of their properties.

     10.2 comply in all material respects with the requirements of all applicable laws, rules, regulations and orders of any government authority to the extent necessary to conduct the

[ * ] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 406 OF THE SECURITIES ACT OF 1933, AS AMENDED.

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

Research Program, except for those laws, rules, regulations, and orders it may be contesting in good faith.

11.  INDEMNIFICATION.

     Pfizer will indemnify Rigel for damages, settlements, costs, legal fees and other expenses incurred in connection with a claim against Rigel based on a Licensed Product or any action or omission of Pfizer, its agents or employees whether such claims allege negligence, willful misconduct or strict liability, related to the obligations of Pfizer under this Agreement. Pfizer, in its sole discretion, shall choose legal counsel, shall control the defense of such claim or action and shall have the right to settle same on such terms and conditions it deems advisable.

12.  NOTICES.

     All notices and invoices shall be in writing mailed via certified mail, return receipt requested, courier, or facsimile transmission with transmission confirmed addressed as follow, or to such other address as may be designated from time to time:

IF TO PFIZER:      To Pfizer at its address as set forth at the beginning of
                   this Agreement.
                   Attention:  President, Central Research
                   with copy to: Office of the General Counsel
                   Fax:

IF TO RIGEL:       Rigel at its address as set forth at the beginning of this
                   Agreement.
                   Attention:  President
                   Fax: (408) 736-1588

Notices shall be deemed given as of the date received or five (5) days after dispatch.

13.  GOVERNING LAW.

     This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

14.  MISCELLANEOUS.

     14.1 BINDING EFFECT. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective legal representatives, successors and permitted assigns.

     14.2 HEADINGS. Paragraph headings are inserted for convenience of reference only and do not form a part of this Agreement.

     14.3 COUNTERPARTS. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original. Signatures may be transmitted via facsimile, thereby constituting the valid signature and delivery of this Agreement.


[ * ] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 406 OF THE SECURITIES ACT OF 1933, AS AMENDED.

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     14.4   AMENDMENT, WAIVER.  This Agreement may be amended, modified, superseded or canceled, and any of the terms may be waived, only by a written instrument executed by each Party or, in the case of waiver, by the Party or Parties waiving compliance. The delay or failure of any Party at any time or times to require performance of any provisions shall in no manner affect the rights at a later time to enforce the same. No waiver by any Party of any condition or of the breach of any term contained in this Agreement, whether by conduct, or otherwise, in any one or more instances, shall be deemed to be, or considered as, a further or continuing waiver of any such condition or of the breach of such term or any other term of this Agreement.

     14.5 NO THIRD PARTY BENEFICIARIES. No third party including any employee of any Party to this Agreement, shall have or acquire any rights by reason of this Agreement. Nothing contained in this Agreement shall be deemed to constitute the Parties partners with each other or any third party.

     14.6 ASSIGNMENT AND SUCCESSORS. This Agreement may not be assigned by either Party, except that each Party may assign this Agreement and the rights and interests of such Party, in whole or in part, to any of its Affiliates, any purchaser of all or substantially all of its assets or to any successor corporation resulting from any merger or consolidation of such Party with or into such corporations.

     14.7 FORCE MAJEURE. Neither Pfizer nor Rigel shall be liable for failure of or delay in performing obligations set forth in this Agreement, and neither shall be deemed in breach of its obligations, if such failure or delay is due to natural disasters or any causes reasonably beyond the control of Pfizer or Rigel.

     14.8 SEVERABILITY. If any provision of this Agreement is or becomes invalid or is ruled invalid by any court of competent jurisdiction or is deemed unenforceable, it is the intention of the Parties that the remainder of the Agreement shall not be affected so long as the essential benefits of this Agreement remain enforceable and obtainable.

     14.9 INTEGRATION. This Agreement supersedes all other agreements and understandings between the parties with respect to the subject matter discussed herein.


[ * ] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 406 OF THE SECURITIES ACT OF 1933, AS AMENDED.

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

     IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives.


Agreed: Pfizer Inc and Affiliates       Agreed: Rigel Pharmaceuticals, Inc. and
                                        Affiliates


By: /s/ George M. Milne Jr.             By: /s/ James M. Gower
  ------------------------------           --------------------------

George M. Milne, Jr.                    James M. Gower

President                               Chief Executive Officer

Pfizer Central Research                 Rigel Pharmaceuticals, Inc.

Date: 1/29/99                           Date  1/26/99
     ---------------------------            -------------------------


[ * ] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 406 OF THE SECURITIES ACT OF 1933, AS AMENDED.

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                                      EXHIBIT A

                                 RIGEL PATENT RIGHTS


 LICENSED         TITLE/MATERIAL      INVENTOR           PATENT
 TECHNOLOGIES                                            FILING
                                                         DATE
 [ * ]            [ * ]               [ * ]              [ * ]      [ * ]

 [ * ]            [ * ]               [ * ]              [ * ]      [ * ]

 [ * ]            [ * ]               [ * ]              [ * ]      [ * ]




 [ * ]            [ * ]               [ * ]              [ * ]      [ * ]




 [ * ]            [ * ]               [ * ]              [ * ]      [ * ]




 [ * ]            [ * ]               [ * ]              [ * ]      [ * ]



 [ * ]            [ * ]               [ * ]              [ * ]      [ * ]

 [ * ]            [ * ]               [ * ]              [ * ]      [ * ]



[ * ] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 406 OF THE SECURITIES ACT OF 1933, AS AMENDED.


 PATENTS         TITLE                AUTHOR             PATENT
                                                         FILING
                                                         DATE
 [ * ]           [ * ]                [ * ]              [ * ]      [ * ]
 [ * ]           [ * ]                [ * ]              [ * ]      [ * ]
 [ * ]           [ * ]                [ * ]              [ * ]      [ * ]
 [ * ]           [ * ]                [ * ]              [ * ]      [ * ]
 [ * ]           [ * ]                [ * ]              [ * ]      [ * ]
 [ * ]           [ * ]                [ * ]              [ * ]      [ * ]
 [ * ]           [ * ]                [ * ]              [ * ]      [ * ]
 [ * ]           [ * ]                [ * ]              [ * ]      [ * ]
 [ * ]           [ * ]                [ * ]              [ * ]      [ * ]
 [ * ]           [ * ]                [ * ]              [ * ]      [ * ]
 [ * ]           [ * ]                [ * ]              [ * ]      [ * ]

 [ * ]           [ * ]                [ * ]              [ * ]      [ * ]


[ * ] = CERTAIN CONFIDENTIAL INFORAMTION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 406 OF THE SECURITIES ACT OF 1933, AS AMENDED.

                                      EXHIBIT B

                                    RESEARCH PLAN

1.   GOALS

     The goal of this collaboration between Rigel and Pfizer is to identify novel and selective elements of the IL-4 signaling pathway that are suitable targets for an IgE synthesis inhibitor, lead identification program.

2.   RESEARCH PLAN

     The research strategy for the first two years of the Pfizer-Rigel collaboration is shown in FIGURE 1. During this time, research activities will take place primarily at Rigel towards the goal of discovering novel Molecular Targets in the IL-4 signaling pathway that can be further developed by Pfizer into high throughput screens (HTS) at Pfizer to find agents to inhibit IL-4 signaling and IgE synthesis for the treatment of allergic disease and asthma.
In brief, Rigel uses intracellular retrovirus expression of peptide libraries in an IL-4 responsive reporter cell line to discover peptide inhibitors of the IL-4 signaling pathway. [ * ]

     2.1  DELIVERABLES AND TIMELINE

            2.1.1   RESEARCH ACTIVITIES, [ * ]

               DELIVERABLE 1 (D1)--ISOLATION AND CONFIRMATION OF INHIBITORY
               PEPTIDES:

                    (a)  [ * ]

                    (b)  [ * ]

            2.1.2   RESEARCH ACTIVITIES, [ * ]

               DELIVERABLE 2 (D2)--IgE SYNTHESIS INHIBITION AND SPECIFICITY OF INDIVIDUAL PEPTIDE HITS:

     [ * ]

                    (a)  [ * ]

                    (b)  [ * ]

     D2 CRITERIA: Section 2.1.2(a) shall be known as D2a criteria, and Section 2.1.2(b) above shall be known as D2b criteria.

     DELIVERABLE 3 (D3)--CLONING OF FULL LENGTH CDNAS OF PROTEINS BINDING OF INHIBITORY PEPTIDES:


[ * ] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 406 OF THE SECURITIES ACT OF 1933, AS AMENDED.

     Rigel will deliver full length sequences of protein binding partners of inhibitory peptides. [ * ]

     D3 MILESTONE CRITERIA:  [ * ]

     At Pfizer's sole, unfettered discretion, a D3 milestone may be paid to Rigel by Pfizer in the absence of one or more of the first three criteria being met.

            2.1.3   RESEARCH ACTIVITIES, [ * ]

               DELIVERABLE 4 (D4)--VALIDATION OF CDNAS IDENTIFIED IN DELIVERABLE 3 (D3):

                    (a)  [ * ]

                    (b)  [ * ]

     D4 MILESTONE CRITERIA:  [ * ]

     At Pfizer's sole, unfettered discretion, a D4 milestone may be paid to Rigel by Pfizer in the absence of one or more of the criteria being met.

     2.2  PROGRAM TECHNOLOGIES

Certain reagents will be enabling to Pfizer's efforts to validate Molecular Targets, to progress Molecular Targets to the HTS phase, and to engage in research in the IgE synthesis inhibition area. Since they are not explicitly stated elsewhere, the following reagents will be considered Program
Technologies: [ * ]

     2.3  PROGRESSION OF MOLECULAR TARGETS AT PFIZER

     Once potential Molecular Targets are available, Pfizer will have the sole unfettered discretion of which to select for progression to HTS and beyond.
[ * ]

     [ * ]


[ * ] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 406 OF THE SECURITIES ACT OF 1933, AS AMENDED.

Rigel-Pfizer Collaboration

FIGURE 1  [ * ]



[ * ] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 406 OF THE SECURITIES ACT OF 1933, AS AMENDED.

FIGURE 2

       RIGEL: SELECTION OF PEPTIDE INHIBITORS OF IL-4 SIGNALING (0-12 months)

                                    [CHART]

[ * ] = CERTAIN CONFIDENTIAL INFORAMTION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 406 OF THE SECURITIES ACT OF 1933, AS AMENDED.